Exhibit 99.1

Sirtris Pharmaceuticals Reports Fourth Quarter and 2007 Financial Results; Significant Progress Achieved

Cambridge, MA – Feb 25, 2008 – Sirtris Pharmaceuticals, Inc. (NASDAQ: SIRT), a biopharmaceutical company focused on discovering and developing small molecule drugs to treat diseases of aging such as Type 2 Diabetes, announced today that it reported its consolidated financial results for the quarter and year ended December 31, 2007, and also commented on certain other recent corporate accomplishments and plans.

“We achieved important milestones in sirtuin drug discovery and development last year and anticipate further progress this year,” said Christoph Westphal, M.D., Ph.D., Chief Executive Officer and Vice Chair of Sirtris Pharmaceuticals, Inc. “In particular, we have continued to advance our new chemical entity (NCE) program consisting of SIRT1 activators that are chemically distinct from, and significantly more potent than our initial clinical candidate, SRT501, a proprietary formulation of resveratrol.  We expect the first of these NCEs to enter into the clinic in the first half of 2008.  SRT501 showed initial positive results in a Phase 1b study in patients with Type 2 Diabetes and is currently in: (i) a second Phase 1b study in patients with Type 2 Diabetes; (ii) a Phase 2a study in patients with Type 2 Diabetes and; (iii) a Phase 1b study in patients with MELAS, a mitochondrial disease and a potential orphan drug opportunity for Sirtris.”

Recent Accomplishments and 2008 Plans

•                  Clinical progress:

•                  Our first new chemical entity (NCE), which is structurally unrelated to and more potent than SRT501, is expected to enter the clinic in the first half of 2008.  We have shown, in vivo, that our NCEs lower glucose and improve insulin sensitivity and therefore have the potential to be orally available frontline therapy for Type 2 Diabetes.

•                  In January 2008, we announced positive Phase 1b clinical trial results with SRT501 in patients with Type 2 Diabetes. SRT501, which targets the SIRT1 enzyme, was found to be safe and well-tolerated.  On the last day of this 28 day study, there was a trend towards lowering of fasting plasma glucose and a significant lowering of glucose levels at the two-hour time point in an oral glucose tolerance test.

•                  Results of NCE SIRT1 activator preclinical studies:

•                  We published NCE data for the first time in the scientific journal Nature in November 2007.  We showed that in both diet-induced obese and genetically obese mouse models of Type 2 Diabetes, our NCEs improve insulin sensitivity, lower plasma glucose levels and increase the function of mitochondria (the powerhouses of all cells). In another well-established preclinical model of Type 2 Diabetes and insulin resistance (Zucker fa/fa rats), these SIRT1 activators improved whole-body glucose homeostasis and insulin sensitivity in adipose tissue, skeletal muscle and liver. These rodent models of diabetes are considered to be highly predictive of efficacy in humans.

•                  In December 2007, we presented data showing that one of our SIRT1 activator NCEs lowers plasma glucose and improves insulin sensitivity in a pre-clinical model of Type 2 Diabetes better than sitagliptin, a DPP-4 inhibitor. In contrast to DPP-4 inhibitors, which lower glucose, SIRT1 activation appears to both lower glucose and improve insulin sensitivity in various preclinical models. SIRT1 activation also does not cause weight gain, a side-effect associated with certain other diabetes drugs.

•                  Expansion into other therapeutic disease areas: Our first Phase 1b study with SRT501 in an oncology indication is scheduled to begin in mid-2008.  This month we announced that we are initiating preclinical studies with SRT501 and certain NCEs in collaboration with the National Cancer Institute.

•                  Sirtuin platform expansion beyond SIRT1: SIRT3 is our next target of interest for a metabolic disease.  We have in-licensed SIRT3 screening technology from the lab of Professor Eric Verdin, M.D. Associate Director and Senior Investigator at the Gladstone Institute of Virology and Immunology and a Professor of Medicine at the University of California, San Francisco (UCSF).

•                  Partnering: We may consider pursuing a strategic partnership in the next 12-18 months.

•                  Scientific Advisory Board: In February, we announced that Leonard Guarente, PhD, Novartis Professor of Biology at the Massachusetts Institute of Technology, signed a new, exclusive consulting agreement with us.  We believe that we now have the most significant key opinion leaders in the sirtuin field on our Scientific Advisory Board.

Fourth Quarter and Full Year 2007 Financial Results (Unaudited)

As of December 31, 2007, Sirtris had cash, cash equivalents and short-term investments of $118.1 million compared to $50.0 million on December 31, 2006.  This is just above the top-end of our financial guidance estimate provided at the conclusion of the second quarter of $115.0 - 118.0 million.

Net loss for the fourth quarter of 2007 was $9.1 million, or $0.32 per share, as compared to $4.4 million, or $4.60 per share, for the fourth quarter of 2006.  Net loss includes stock-based compensation of $307,000 and $259,000 for the quarters ended December 31, 2007 and 2006, respectively.  Net loss for the year ended December 31, 2007 was $31.1 million, or $1.74 per share, as compared to $17.0 million, or $18.48 per share, for the year ended December 31, 2006.  Net loss includes stock-based compensation of $2.9 million and $758,000 for the years ended December 31, 2007 and 2006, respectively.

Research and development expense for the fourth quarter of 2007 was $8.3 million compared to $3.6 million for the fourth quarter of 2006. For the year ended December 31, 2007, research and development expense was $29.0 million compared to $14.2 million for the prior year. The increase in both periods is due primarily to increases in external clinical trial costs, preclinical studies costs, formulation expense for our product candidates, sponsored research costs, allocated occupancy and information technology costs, and personnel costs related principally to increases in research and development headcount.

General and administrative expense for the fourth quarter of 2007 was $2.0 million compared to $1.1 million for the fourth quarter of 2006. For the year ended December 31, 2007, general and administrative expense was $6.2 million compared to $4.3 million for the prior year. The increase in both periods is due primarily to increases in professional fees associated with being a public company, stock-based compensation expense, personnel costs, and allocated occupancy and information technology costs.

2008 Financial Guidance

Based on current operating plans, we expect to end 2008 with cash, cash equivalents and short-term investments of between $70.0 and $75.0 million.  We expect our net loss for 2008, excluding stock-based compensation, to be in the range of $44.0 and $47.0 million.  Stock-based compensation is projected to be in the range of $3.5 to $4.5 million in 2008.

Conference Call Information

Management will provide an update on the Company, discuss year-end results, and provide financial guidance for calendar 2008 via conference call on Monday, February 25, 2008 at 4:30 p.m. EST.

To access the call, please dial 800-289-0572 (domestic) or 913-981-5543 (international) five minutes prior to the start time and provide the passcode 9183492. A replay of the call will be available from 6:00 p.m. EST on February 25, 2008 until March 11, 2008. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and provide the passcode 9183492.

A live audio webcast of the call also will be available on the “Investors” section of the Company’s website, www.sirtrispharma.com. An archived webcast will be available on the Sirtris website approximately one hour after the call and will be archived for 14 days.

About Sirtris Pharmaceuticals

Sirtris Pharmaceuticals is a biopharmaceutical company focused on discovering and developing proprietary, orally available, small molecule drugs with the potential to treat diseases associated with aging, including metabolic diseases such as Type 2 Diabetes. Our drug candidates are designed to mimic certain beneficial health effects of calorie restriction, without requiring a change in eating habits, by activation of sirtuins, a recently discovered class of enzymes that the Company believes control the aging process. The Company’s headquarters are in Cambridge, Massachusetts.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the potential therapeutic effects of SIRT1 activators for diseases of aging, such as Type 2 Diabetes, cancer, and other disorders; the potential effects of SIRT3 activators for metabolic diseases; the progress and potential results of pre-clinical and clinical studies of SRT501 and novel chemical entities; the initiation of additional clinical trials to test the potential therapeutic effects of SIRT1 activators; the possibility of a strategic partnership within the next 12-18 months; and the potential of sirtuin activators to receive regulatory approval. These forward-looking statements about future expectations, plans and prospects of Sirtris Pharmaceuticals involve significant risks, uncertainties and assumptions, including risks related to the lack of results that would provide a basis for predicting whether any of the Company’s product candidates will be safe or effective, or receive regulatory approval, the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results, the Company’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates, the fact that none of the Company’s product candidates has received regulatory approvals, the potential inability of the Company to gain market acceptance of the Company’s product candidates, and those other risks factors that can be found in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from those Sirtris Pharmaceuticals contemplated by these forward-looking statements. Sirtris Pharmaceuticals does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Sirtris Pharmaceuticals, Inc.

(A development-stage company)

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	December	December
	31, 2007	31, 2006

Cash and cash equivalents	$23,062	$7,513
Short-term investments	95,024	42,497
Working capital	111,734	47,338
Total assets	125,215	52,086
Notes payable, net of current portion and discount	6,711	9,425
Stockholders’ equity (deficit)	110,516	(27,634)

Sirtris Pharmaceuticals, Inc.

(A development-stage company)

Unaudited Condensed Consolidated Statements of Operations Information

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenue	$—	$—	$—	$—

Operating expenses:
Research and development (1)	8,286	3,647	29,035	14,242
General and administrative (1)	2,022	1,074	6,157	4,340
Total operating expenses	10,308	4,721	35,192	18,582

Loss from operations	(10,308)	(4,721)	(35,192)	(18,582)
Interest income	1,590	701	5,495	2,447
Interest expense	(334)	(359)	(1,393)	(878)
Net loss	$(9,052)	$(4,379)	$(31,090)	$(17,013)

Net loss per share - basic and diluted	$(0.32)	$(4.60)	$(1.74)	$(18.48)
Weighted average number of common shares used in net loss per basic and diluted	28,576,159	955,834	17,919,388	924,694

(1) Amounts include stock-based compensation expense, as follows:

Research and development	$120	$183	$2,334	$557
General and administrative	187	76	601	201

CONTACT: Sirtris Pharmaceuticals, Inc.

John Lacey, 617-252-6920

Associate Director of Corporate Communications

jlacey@sirtrispharma.com

or

Pure Communications

Sheryl Seapy, 949-608-0841